Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated as of 3 April 2026, made between Pasithea Therapeutics Corp., (the “Company”) and Dr. Kartik Krishnan (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1. Position. Executive shall serve as the Company’s Chief Medical Officer. Executive’s employment with the Company shall begin May 1, 2026 (the “Start Date”). During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and other excused absence periods permitted by the Company’s general employment policies. Executive may engage in civic and not-for-profit activities and serve as a board member on board of directors of publicly traded companies, in each case, subject to compliance with this Agreement and the Company policies, as in effect from time to time, and so long as such activities do not conflict with or materially interfere with, individually or in the aggregate, with the performance of Executive’s duties and Executive’s responsibilities hereunder.

1.2. Duties and Location. Executive shall perform such duties consistent with his title. Executive shall report to the Chief Executive Officer of the Company. Executive shall primarily work remotely from Executive’s primary residence. The Company understands that Executive is in the process of relocating his primary residence from California to Arizona. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary work location from time to time, and to require reasonable business travel.

1.3. Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1. Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $500,000 per year, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s base salary may be reviewed and changed by the Company on notice to the Executive (such annual base salary, as it may be adjusted from time to time, the “Base Salary”).

2.2. Annual Bonus. Executive will be eligible for an annual discretionary bonus of up to forty percent (40%) of Executive’s Base Salary (the “Annual Bonus”), which will be based on a calendar year basis, unless otherwise determined by the Company (the “Bonus Period”). Whether Executive receives an Annual Bonus for any Bonus Period, and the amount of any such Annual Bonus, will be determined by the Company’s compensation committee thereof in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board of Directors of the Company (the “Board”). Executive must remain an active employee in good standing through the time the Annual Bonus is paid in order to earn an Annual Bonus for the prior Bonus Period. The Annual Bonus will be paid prior to March 15 of the year following the applicable Bonus Period. For the avoidance of doubt, Executive will not be eligible for any Annual Bonus if Executive’s employment terminates for any reason before the end of the Bonus Period or before the Annual Bonus is to be paid. No Annual Bonus hereunder is earned until paid. For the sake of clarity, any bonus paid for any year shall not create any entitlement to a bonus in a future year.

3. Company Benefits. Executive shall be eligible to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time. In addition, Executive shall be entitled to paid time off of twenty (20) days in accordance with the Company’s policies which may change from time to time.

3.1. Medical Insurance Benefits. The Company shall make available medical and dental insurance coverage for Executive and his immediate family. Such benefits may be changed at the Company’s discretion from time to time provided that Executive shall be eligible for whatever medical and dental insurance is offered by the Company to similarly situated employees.

3.2. Expense Reimbursement and Other Benefits. The Company shall reimburse the Executive for, all reasonable, ordinary and necessary business expenses incurred in the performance of his duties hereunder in accordance with the Company’s expense reimbursement policy as in effect from time to time; provided that the Executive properly accounts for all such expenses in accordance with Company policy.

4. Equity. Subject to approval by the Board and/or the Compensation Committee thereof, and pursuant to the Pasithea Therapeutics Corp. Equity Compensation Plan (as may be amended from time to time, the “Plan”), the Company shall grant to Executive an option to purchase shares of the Company’s common stock (the “Options”) in an amount commensurate to option grants to other similarly situated executives (i.e., the Chief Financial Officer) at a strike price per share equal to the then-current fair market value of a share of the Company’s common stock on the date of grant. The anticipated Options will be governed by the terms and conditions of the Plan and Executive’s option grant agreement (the “Option Agreement”). The Options shall vest in accordance with the terms set forth in the Option Agreement, subject to Executive’s continued employment or service with the Company through each applicable vesting date.

5. Termination of Employment; Severance

5.1. At-Will Employment. Executive’s employment relationship is and shall continue to be at-will. This means that such employment is not for any specified period of time and either Executive or the Company may terminate Executive’s employment relationship at any time, with or without cause or advance notice. Executive shall, however, provide to the Company no less than ninety (90) days’ advance written notice of any termination (the “Notice Period”). During the Notice Period, Executive shall remain an employee of the Company, and shall continue to receive base salary, but no other compensation. The Company may elect to have Executive not report to work for all or any portion of such Notice Period. The Company shall have the right, at its sole discretion, to accelerate Executive’s termination date to any date subsequent to receiving written notice from Executive, and thus conclude the Notice Period, without payment for consideration therefor. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a representative of the Company duly authorized by the Board.

5.2. Termination Without Cause. The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below).

a) In the event that the Executive is terminated by the Company without Cause after the nine (9) month anniversary of the Start Date, then, in addition to the Accrued Obligations (as defined below), subject to Executive’s execution and delivery to the Company and non-revocation (if applicable) of a Separation Agreement (as defined below) and Executive’s continued compliance with the terms and conditions of this Agreement, the Company shall pay Executive, as cash severance, the equivalent of six (6) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in accordance with Company’s regular payroll schedule, beginning no later than the first regularly-scheduled payroll date following the effectiveness of the Separation Agreement or such later period as may be required by applicable law. The Severance is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, and Executive acknowledges and agrees that Executive shall have no rights or entitlements to any benefits or payments under any such plan, policy or program.

b) For purposes of this Agreement, “Cause” will mean any of the following: (a) Executive’s commission of any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Executive involving fraud, breach of the duty of loyalty, malfeasance, willful misconduct, or negligence, (c) the failure or refusal by Executive to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) Executive’s intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Executive’s duties; (f) Executive’s willful misconduct, or other material violation of Company policy or code of conduct; (g) Executive’s breach of any written agreement with the Company (including this Employment Agreement and Exhibit A); (h) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) which interferes with the performance of the Executive’s duties to the Company, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of a Executive’s duties to the Company;

(i) Executive’s violation of any U.S. federal securities laws, rules or regulations; (j) failure to perform at a level of effort or results commensurate with Executive’s role or responsibilities; (k) Executive engaging in any act or discrimination or harassment or any unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature; or (l) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative adverse publicity or effects. With respect to clauses (b), (c), (e), (f), (g), (j) or (l), Executive will be given thirty (30) days to cure such event or condition giving rise to such termination for Cause (to the extent the Company deems such event or condition curable).

5.3. Termination for Any Other Reason.

a) Upon a termination for any reason, (i) except as expressly required by law or as specifically provided herein, upon Executive’s termination date, all compensation and benefits from the Company to Executive hereunder will terminate immediately as of such termination date and Executive will not be entitled to any severance (other than as provided in Section 5.2(a) without Cause); and (ii) Executive (or Executive’s estate, as applicable) shall be entitled to receive: (1) Executive’s Base Salary earned through the termination date, but not yet paid to Executive; (2) any expenses owed to Executive pursuant to Section 3.2 above; and (3) any amounts owed to Executive with respect any vested employee benefit plans, programs, arrangements or policies of the Company, which amounts shall be payable in accordance with the terms and conditions of such plans, programs, arrangements, policies or other agreements (collectively, the “Accrued Obligations”).

b) Upon a termination of employment for any reason, the Option shall be treated as expressly provided in the Plan and the Option Agreements, respectively.

c) In the event of termination for any reason. Executive shall be deemed to resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6. Conditions to Receipt of Severance.

6.1. In order to receive any Severance: (i) the termination of Executive’s employment must constitute a “separation from service” (as defined under Treasury Regulation Section §1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”); (ii) Executive must be in compliance with the terms of this Agreement and the Confidentiality Agreement, and (iii) Executive must timely sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) that becomes effective no later than sixty (60) days following the date of termination (“Separation Agreement Expiration Date”). Notwithstanding anything in this Agreement to the contrary, no Severance will be paid or provided until and unless the Separation Agreement becomes effective.

7. Representations. Executive represents and warrants that the execution of this Employment Agreement, Executive’s employment by the Company, and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity, nor does Executive know of any other reason why he would not be able to perform his duties as set forth herein. Further, Executive agrees to indemnify the Company for, and hold the Company harmless from, and against, all claims, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement. The Company reserves the right to rescind this offer immediately and, if applicable, terminate Executive’s employment, without any further obligation to Executive if before or during Executive’s employment the Company learns that Executive provided false information or made any misrepresentations in connection with Executive’s application for employment with the Company.

8. Section 409A.

8.1. General. It is intended that all of the Severance and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) provided under Treasury Regulations §§1.409A-1(b)(4), 1.409A- 1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions or ambiguities hereunder) will be construed in a manner that complies with Code Section 409A. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, the Company may (but is not obligated to), take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Code Section 409A to the minimum extent reasonably appropriate to conform with Code Section 409A.

8.2. Installments. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

8.3. Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.4. Expense Reimbursement. To the extent that any reimbursements under this Agreement are subject to Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request in accordance with applicable Company policies as in effect from time to time (if any), the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

8.5. Release. In any case where Executive’s termination date and the Separation Agreement Expiration Date (and any applicable revocation period) plus the first regularly scheduled payroll date thereafter fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Separation Agreement and are treated as nonqualified deferred compensation for purposes of Code Section 409A shall be made in the later taxable year. To the extent that any payments of nonqualified deferred compensation (within the meaning of Code Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 8.3, such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Separation Agreement (and the applicable revocation period has expired).

9. Proprietary Information Obligations. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Employee Nondisclosure, Confidential Information, and Non-solicitation Agreement attached to this Agreement as Exhibit A (the “Confidentiality Agreement”). In Executive’s work for the Company, Executive shall not use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality.

10. Governing Law; Dispute Resolution. The interpretation and application of this Employment Agreement shall be governed by the laws of the State of Florida without regard to principles of conflict of laws, other than laws which violate a fundamental public policy of the state of employ, in which case such state’s laws shall govern with regard to such policies. Except for claims under Exhibit A requesting injunctive relief, any dispute or claim arising out of, in connection with, or relating to this Agreement (including without limitation its subject matter, interpretation, or formation) or to Executive’s employment or relationship with the Company shall be resolved by binding arbitration to be held in Miami, Florida, before three (3) arbitrators selected by the American Arbitration Association, conducted in accordance with the then-prevailing Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. A copy of these rules can be accessed through the American Arbitration Association’s website (www.adr.org). The prevailing party shall be entitled to the payment of its reasonable attorney’s fees and costs. The arbitrators’ decision will be final and binding in accordance with the Federal Arbitration Act and may be enforced in any court of competent jurisdiction. The arbitrators will not have the right to modify or change any of the terms of this Employment Agreement. The arbitrators, and not any court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Employment Agreement including any claim that all or any part of this Agreement is void or voidable. The parties agree that the arbitrators may provide all appropriate remedies at law and equity and will have the power to summarily adjudicate claims and/or enter summary judgment in appropriate cases. In any arbitration proceeding conducted pursuant to this paragraph, the parties shall have the right to discovery, to call witnesses, and to cross-examine the other party’s witnesses. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. Both parties are bound by this agreement to arbitrate, but it does not include disputes, controversies or differences which may not by law be arbitrated. The parties agree that the arbitration proceedings described in this Section are to be treated as confidential, and that the parties will act to protect the confidentiality of the documents, facts, and proceedings related to the arbitration. The parties waive their right to have any such dispute, claim or controversy decided by a judge or jury in a court. The parties also agree that each may bring claims against the other only in their individual capacities, and not as a plaintiff or class member in any purported class or collective proceeding. The parties also agree that each may not bring claims against the other in any purported representative action, except to the extent this statement is unenforceable under the law.

11. Parachute Payments.

11.1. Notwithstanding any other provisions of this Agreement or any other agreement between the Parties, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or would not be deductible by the Company or any of its subsidiaries or affiliates pursuant to Section 280G of the Code (the “Deduction Loss”), then the Total Payments shall be reduced (in the order provided in Section 11.2 below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments and the Deduction Loss, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments). Executive shall execute any waiver or other documentation and take all other actions requested by the Company to acknowledge the reduction pursuant to this Section 11.1.

11.2. The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Code Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Code Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Code Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Code Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

11.3. The Company will make all determinations regarding the application of this Section 11, which determinations shall be final, binding and conclusive the Company, Executive, and all other interested persons.

11.4. In the event it is later determined that to implement the objective and intent of this Section 11, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of a penalty tax under Section 409A.

12. General Provisions.

12.1. Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery, email, or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.3. Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4. Complete Agreement. This Agreement, together with Exhibit A, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

12.5. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

12.6. Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without Executive’s prior written consent. Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

12.8. Background Check and Ability to Work. This offer of employment is contingent upon verification of Executive’s identity and authorization to legally work in the United States, a background and reference check, and all other Company practices and procedures as reasonably requested by the Company in accordance with applicable law.

12.9. Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

12.10. Whistleblower Protections. Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (A) communicate or file a charge with or provide information to a government regulator, such as, by way of example and not limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization; (B) participate in an investigation or proceeding conducted by a government regulator; (C) receive an award paid by a government regulator for providing information; or (D) otherwise engage in activity protected by applicable whistleblower laws.

12.11. Recoupment of Erroneously Awarded Compensation. In accordance with the Nasdaq Stock Exchange and New York Stock Exchange listing standards and the requirements thereunder, the Company has adopted a clawback policy (the “Clawback Policy”). Executive acknowledges and agrees that as set forth in such Clawback Policy: (i) Executive shall be bound by and abide by the terms of the Clawback Policy as it currently exists, if any; (ii) if no Clawback Policy in currently in place, one may be adopted in the future and the Executive shall be bound by and abide by such terms of the Clawback Policy as adopted, (iii) the Clawback Policy may be amended or restated from time to time, and Executive shall be bound by and abide by the terms of the Clawback Policy as it may change over time; (iv) Executive shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (v) any incentive-based or other compensation paid to Executive under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement. The Board will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

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YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE READ AND UNDERSTAND THIS EMPLOYMENT AGREEMENT AND YOU VOLUNTARILY AGREE TO THE TERMS AND CONDITIONS CONTAINED HEREIN.

WE LOOK FORWARD TO YOU JOINING THE COMPANY. IF YOU ACCEPT THIS OFFER OF EMPLOYMENT, PLEASE SIGN AND RETURN TO ME THIS EMPLOYMENT AGREEMENT AND THE EXHIBIT A ATTACHED BY NO LATER THAN 10 APRIL 2026, OR THIS OFFER SHALL EXPIRE.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Tiago Reis Marques
Tiago Reis Marques
CEO

EXECUTIVE

By:	/s/ Kartik Krishnan
Kartik Krishnan

Exhibit A

NON-DISCLOSURE, NON-COMPETITION, CONFIDENTIAL INFORMATION,
AND NON-SOLICITATION AGREEMENT

This Non-Disclosure, Non-Competition, Confidential Information, and Non- Solicitation Agreement (the “Agreement”) dated as of 3 April, 2026 (the “Effective Date”), is a legal agreement between Dr. Kartik Krishnan (the “Employee” or “you”) and Pasithea Therapeutics Corp. and its affiliates and subsidiaries (collectively, the “Company”). Please read it carefully. By accepting the Company’s offer of employment and/or by continuing your employment with the Company, you will be expressly affirming that you acknowledge, understand, accept, and agree to be bound by this Agreement.

RECITALS

A. The Employee has received an offer of employment from the Company and/or is currently working for the Company.

B. As an employee of the Company, the Employee will become exposed to Confidential Information (as defined below) of the Company and clients of the Company, and the Company has a legitimate, business interest in preventing unauthorized use or transfer of such Confidential Information. Employee acknowledges that maintaining complete privacy and avoiding disclosure of Confidential Information is critically important to the Company and its clients.

C. The Employee is required, as a condition of his or her employment and continued employment, to sign this Agreement.

D. The Employee desires to enter into this Agreement in order to satisfy such condition.

E. The consideration for the Employee’s entering into this Agreement consists of the offer of employment with the Company; continued employment with the Company; and the compensation, benefits, and opportunities that the Employee will receive by virtue of such employment and/or continued employment.

NOW, THEREFORE, the parties hereby agree as follows:

1. Consideration For Agreement

The Employee acknowledges and agrees that the execution of this Agreement is a condition precedent to his or her employment and/or continued employment with the Company.

2. Restrictive Covenants: Competition and Clients

The Employee acknowledges and agrees that solely by reason of employment by the Company, the Employee has and will come into contact with a significant number of the Company’s customers and prospective customers and have access to Confidential Information (as defined below) and trade secrets relating thereto, including those regarding the Company’s clients, prospective clients, proprietary business models and strategies, and related information.

Consequently, the Employee covenants and agrees that he or she will not, for a period of twelve (12) months following the end of his or her employment or service with the Company for any reason, whether voluntary or involuntary (the “Restricted Period”), directly or indirectly: (i) enter into the employ of or render similar services to the services that Employee provided to the Company during the three years preceding the separation of Employee’s employment to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below) or where it is reasonably likely I would use Confidential Information or the Company’s customer relationships; (ii) engage in any directly Competitive Business for his own account; (iii) become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; (iv) initiate contact with, or respond to inquiries from, customers the Company for the purpose of providing products or services of the type provided by the Employee while employed by the Company; (v) encourage investors, clients or prospective investors or clients of the Company to terminate, cancel, not renew, or not place business with the Company, or to place business with another company which is similar to the business of the Company; or (vi) perform or supervise the performance of services or provision of products of the type sold or provided by the Employee while he or she was employed by the Company on behalf of any customers or prospective customers of the Company. These restrictions shall apply only to those customers of the Company with which the Employee had contact or about which the Employee obtained or had access to Confidential Information or trade secrets during the last two (2) years of his or her employment with the Company. For the purposes of this Section 2, the term “contact” means interaction between the Employee and the customer which takes place to further the business relationship, or making (or assisting or supervising the making of) sales to or performing or providing (or assisting or supervising the performance or provision of) services or products for the customer on behalf of the Company. For purposes of this Section 2, the term “contact” with respect to a “prospective” customer means interaction between the Employee and a potential customer of the Company which takes place to obtain the business of the customer on behalf of the Company. For purposes of this Section 2, “Competitive Business” for purposes of this Agreement shall mean any business or enterprise: (a) which engages in the research and development of treatments for Neurofibromatosis type 1 (NF1)and MEK inhibitors for use outside of oncology indications, or (b) in which the Company engages in or has made material steps to engage in during your employment or service pursuant to a determination of the Board and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment. Nothing in this Agreement shall preclude Employee from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business.

3. Restrictive Covenants: Employees

The Employee acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees of the Company, the Employee has and will come into contact with and acquire Confidential Information and trade secrets regarding the Company’s other employees and its principals. Accordingly, the Employee covenants and agrees that both during his or her employment with the Company and during the Restricted Period, the Employee will not, either on the Employee’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, (a) solicit, hire, encourage, or assist others to solicit or to hire any individual who worked for the Company during the last two (2) years of Employee’s employment with the Company; or (b) encourage any such individuals to terminate their employment or other working relationship with the Company, or to breach their obligations to the Company.

4. Restrictive Covenants: Confidentiality And Non-Disparagement

The Employee agrees that he or she will not, during his or her employment with the Company or at any time after such employment ends for any reason (whether voluntary or involuntary), use for his or her own or another’s purposes, or disclose to any other person or entity (other than in the proper course of employment with the Company) any Confidential Information. This Section 4(a) shall not apply to any part of such Confidential Information that comes into the public domain otherwise than by reason of an unauthorized disclosure, or that is disclosed to the Employee on a non-confidential basis by a third party who is not bound by a duty of confidentiality. “Confidential Information” shall be given its broadest possible interpretation and shall mean any and all information of the Company, its affiliates, subsidiaries, and parents(collectively, “Company Entities”), including without limitation: (i) financial and business information relating to any Company Entity, such as information with respect to costs, fees, profits, revenues, markets, mailing/client lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures and new marketing ideas; (ii) product and technical information relating to any Company Entity, such as software, software codes, computer models and research and development projects; (iii) customer or investor information, such as the identity of any Company Entity’s clients or investors, the names of representatives of Company Entity customer or investors responsible for entering into contracts with a Company Entity, the amounts paid by such investors or customers to any Company Entity, specific customer or investor needs and requirements, specific customer or investor risk characteristics, and specific customer or investor preferences; (iv) personnel information, such as the identity and number of any Company Entity’s other employees and officers, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any customer or prospective customer of a Company Entity, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices; (vi) any information related to any security system of any Company Entity or any of employees, (vii) any and all information pertaining to the business and or personal affairs of the Company’s partners, members and employees, including but not limited to their personal lives, characteristics, opinions, ideas, conduct, habits or background or their business or financial condition, affairs, dealings or operations or their personal database, personal photographs or videotapes, purchases, travel itineraries, social interactions, tax information, emails, private conversations, phone calls and correspondence; (viii) any information not included in (i) through (vii), above, which the Employee knows or should know is subject to a restriction on disclosure or which the Employee knows or should know is considered by any Company Entity’s clients or prospective clients to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; or (ix) intellectual property, including inventions and copyrightable works. Confidential Information is not generally known or available to the general public, but has been developed, compiled, or acquired by the Company at its effort and expense. Confidential Information can be in any form, including but not limited to verbal, written, or machine readable, including electronic files. By way of example but not limitation of the foregoing, Confidential Information may be acquired by observing documents, things, people or events, by direct communication with clients or others or by overhearing conversations in person or over the telephone or otherwise.

Immediately upon the termination of employment with the Company for any reason, or at any time the Company so requests, the Employee will return to the Company: (i) any originals and all copies of all files, notes, documents, slides (including transparencies), computer disks, printouts, reports, lists of the Company’s clients or leads or referrals to prospective clients, and other media or property in the Employee’s possession or control that contain or pertain to Confidential Information or trade secrets; and (ii) all property of the Company, including, but not limited to, supplies, keys, access devices, books, identification cards, computers, telephones and other equipment. The Employee agrees that upon completion of the obligations set forth in this subparagraph, and if requested by the Company, the Employee will execute a statement declaring that he or she has retained no property of the Company or materials containing Confidential Information, nor has he or she supplied the same to any person, except as required to carry out his or her duties as an employee of the Company.

The Employee further agrees that, except as required by law, the Employee will not do or say (or omit to do or say) anything that is intended, or might reasonably be expected, to harm or disparage the Company Entities, any of its or their clients or prospective clients or any of the Company Entity’s employees or to impair the reputation of any of the foregoing, or the reputation of any of its services, products, officers, or employees.

Employee further agrees that Employee shall not, on Employee’s own initiative or in response to an inquiry, discuss or disclose, in any medium, any matters affecting or concerning any Company Entity with a member of the media, unless a duly authorized representative of the affected Company Entity has provided prior written consent. Any media inquiries regarding either of the aforementioned should be referred immediately to Employee’s immediate superior.

5. Inventions

Employee hereby assigns to the Company all of Employee’s right, title and interest in and to, and shall disclose promptly to the Company, any and all work product, trade secrets, developments, processes, inventions, ideas and discoveries, and works of authorship developed, discovered, improved, authored, derived, invented or acquired by Employee during the period of Employee’s employment by the Company (collectively, “Work Product”), whether or not during business hours, that are either related to the scope of Employee’s employment by the Company or make use, in any manner, of the resources of the Company, and agrees that such Work Product shall be and shall remain the exclusive property of the Company. Employee further agrees that all Work Product that is made by Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment relationships constitutes “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by Employee’s salary. Employee agrees to execute any documentation required by the Company to protect its rights hereunder and appoints the Company as attorney-in-fact to execute any documentation to protect the Company’s rights pursuant to this Agreement should Employee be unwilling or unable to do so, and to further agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Work Product and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights; provided, however, that Employee and Company understand that Work Product shall not include any invention which qualifies fully under the provisions of subdivision (a) of California Labor Code Section 2870, other than those stated in subsections

(1) and (2) thereof.

6. Employee’s Acknowledgment

The Employee hereby expressly acknowledges and agrees that (a) the restrictions and obligations set forth in and imposed by Sections 1-5 will not prevent Employee from obtaining gainful employment in Employee’s field of expertise or cause Employee undue hardship; and (b) the restrictions and obligations imposed on Employee under Sections 1-5 are necessary to protect the legitimate business interests of the Company including its Confidential Information, and are reasonable in view of the benefits and consideration Employee has received or will receive from the Company. Employee agrees to provide a copy of this Agreement to any prospective employer or business partner prior to accepting employment or entering into any other business relationship with such prospective employer or business partner.

7. Exceptions.

Nothing in this provision is intended to prohibit or prevent you from participating or testifying in any administrative, legislative, or judicial proceeding, concerning alleged criminal conduct or alleged sexual harassment if requested or required by a court or arbitrator’s order, subpoena, or written request from and administrative agency or legislature. Nor shall anything herein bar you from reporting or receiving any whistleblower award under any governing program.

Also, under the federal Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret, provided the disclosure: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. Additionally, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court or arbitration proceeding, provided the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court or arbitrator’s order.

8. Equitable Relief

In recognition of the fact that irreparable injury will result to the Company in the event of a breach by the Employee of his or her obligations under Section 1-5 of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Employee acknowledges, consents, and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to (a) specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Employee and persons acting for or in connection with the Employee and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company in seeking to enforce the provisions of this Agreement.

9. Severability

The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect Confidential Information and trade secrets, client relationships, and goodwill. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law and public policies. Accordingly, if any particular portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such invalid portion, and reformed to the extent valid and enforceable. Such deletion and reformation shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

10. Other Agreements and Obligations Survive

Neither the Employee nor the Company intends to waive or release the applicability of any other more extensive legal or contractual obligations the Employee may owe the Company at any particular time, including under any employment agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter with regard to the subject matters of Sections 1-5.

The obligations of the Employee under this Agreement shall be independent of, and unaffected by, and shall not affect, other agreements, if any, binding the Employee that apply to the Employee’s business activities during and/or subsequent to the Employee’s employment by the Company, including any employment agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter. The obligations under this Agreement also shall survive any changes made in the future to the employment terms of the Employee, including, but not limited to, changes in salary, benefits, bonus or incentive compensation, job title, and job responsibilities.

11. Employment Unaltered

The Employee understands that this Agreement does not constitute a contract of employment and does not promise or imply that his or her employment will continue for any period of time. Unless otherwise agreed to under any employment or other agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter, employment with the Company is “at will” and may be terminated either by the Employee or the Company at any time, for any or no reason, and with or without notice.

12. Binding Effect; Assignment

The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any of its subsidiaries or affiliates to whose employ he or she may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. Further, the rights of the Company hereunder may be assigned, without consent of the Employee, at any time, to any successor in interest of the Company, or any portion thereof, by reason of merger, consolidation, sale, lease or other disposition of any or all of the assets or stock of the Company.

13. Governing Law and Choice of Forum

This Agreement shall be governed by, and construed in accordance with, the law of the State of Florida, without regard to its conflict of law provisions. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, agree that any action or proceeding with respect to Paragraph 7 of this Agreement shall be brought as provided in the Employment Agreement to which this Agreement is appended.

14. Non-Waiver

The failure of either the Company or the Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance. Any waiver by the Company or by the Employee must be in a written or electronic instrument signed by either the Employee, if the Employee is seeking to waive any of his or her rights under this Agreement, or by a senior executive officer of the Employer, if the Company is seeking to waive any of its rights under this Agreement.

15. Modification

No modification of this Agreement shall be valid unless made in a written or electronic instrument signed by both parties hereto, wherein specific reference is made to this Agreement.

16. Cooperation

Both during the Employee’s employment with the Company and after the termination thereof for any reason, the Employee agrees to provide cooperation as reasonably requested by the Company regarding any claim, potential claim, or regulatory matter to which the Employee has knowledge.

17. Subpoena

In the event that you receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information you agree to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, you shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you not permitted by this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Tiago Reis Marques
Tiago Reis Marques
CEO

EMPLOYEE

By:	/s/ Kartik Krishnan
Kartik Krishnan